Exhibit 99.2

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON PRICES $500 MILLION OF CONVERTIBLE SECURITIES

HOUSTON (May 23, 2006) — Cameron has priced $500 million of 2.50% convertible senior notes due 2026 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $75 million aggregate principal amount of the notes. The sale of the notes is expected to close on May 26, 2006.

Under certain circumstances, the notes will be convertible into the Company’s common stock at a conversion rate of 14.1328 shares per $1,000 principal amount of the notes, subject to adjustment (equal to an initial conversion price of approximately $70.76 per share). The closing sale price of the Company’s common stock on May 22, 2006 was $45.65 per share.

Cameron has the right to redeem these notes anytime on or after June 20, 2011 at the principal amount plus accrued and unpaid interest, and the note holders have the right to require Cameron to repurchase the notes for cash on the June 15, 2011, June 15, 2016 and June 15, 2021 anniversaries of the issue.

Cameron plans to use the net proceeds from this offering to repay at maturity (or, at Cameron’s option, at an earlier date) 100% of the Company’s issued and outstanding $200 million 2.65% Senior Notes due 2007, to purchase approximately $200 million of outstanding shares of the Company’s common stock substantially concurrently with this offering, and for general corporate purposes, including the purchase of additional shares of the Company’s common stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

Website: www.c-a-m.com